Exhibit 99.2

NEWS RELEASE

FOR FURTHER INFORMATION:

PHIL LYNCH
VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS
AND PUBLIC RELATIONS
502-774-7928

MARK STEGEMAN
VICE PRESIDENT
ASSISTANT TREASURER,
INTERIM DIRECTOR INVESTOR RELATIONS
502-774-7325

FOR IMMEDIATE RELEASE

BROWN-FORMAN INCREASES CASH DIVIDEND 9.4%

LOUISVILLE, KY, November 17, 2011 – Brown-Forman Corporation (NYSE: BFA) (NYSE: BFB) announced today that its Board of Directors increased its quarterly cash dividend on its Class A and Class B Common Stock by 9.4% to $0.35 per share from the prior quarter’s $0.32 per share.  As a result, the indicated annual cash dividend will rise from $1.28 to $1.40 per share.

Stockholders of record on December 6, 2011 will receive their quarterly cash dividend on December 27, 2011.

This marks Brown-Forman’s 66th consecutive year of quarterly dividends and the 28th consecutive year it has increased the annualized dividend.  Brown-Forman is part of the prestigious Standard & Poor’s 500 Dividend Aristocrats Index which is comprised of an elite list of only 42 companies that have consistently increased their cash dividend every year for over 25 years.

Paul Varga, Chief Executive Officer commented, “We are pleased to once again increase our dividend, which is an important component of our shareholders’ long-term total return and indicative of the excellent overall financial health of our company.”

For 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel's Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel's & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve. Brown-Forman's brands are supported by nearly 3,900 employees and sold in approximately 135 countries worldwide. For more information about the company, please visit http://www.brown-forman.com.

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          BROWN-FORMAN CORPORATION  850 DIXIE HIGHWAY, LOUISVILLE, KY  40210  E-MAIL: BROWN-FORMAN@B-F.COM  WWW.BROWN-FORMAN.COM